Exhibit 99.1

Nucor Reports Results for Fourth Quarter and Year Ended 2015

CHARLOTTE, N.C., Jan. 28, 2016 /PRNewswire/ -- Nucor Corporation (NYSE: NUE) announced today fourth quarter of 2015 adjusted consolidated net earnings of $144.7 million, or $0.46 per diluted share. Adjusted fourth quarter of 2015 consolidated net earnings of $0.46 per diluted share was above our quantitative guidance of $0.15-$0.20 per diluted share due to a larger than forecasted LIFO credit and better than forecasted performance in our steel mills segment. This adjusted net earnings excludes a $153.0 million ($0.48 per diluted share) impairment charge related to our Duferdofin Nucor S.r.l. joint venture and an $84.1 million ($0.17 per diluted share) impairment charge on assets which are primarily engineering and equipment related to the current blast furnace project that we concluded in the fourth quarter of 2015 will not be utilized in the future at our St. James Parish, Louisiana site. Including these two impairment charges, Nucor's consolidated net loss for the fourth quarter is $62.0 million, or $0.19 per diluted share. This compares with consolidated net earnings of $227.1 million, or $0.71 per diluted share, for the third quarter of 2015 and consolidated net earnings of $210.4 million, or $0.65 per diluted share, in the fourth quarter of 2014. Nucor reported consolidated net earnings of $357.7 million, or $1.11 per diluted share, for the full year 2015, which compares with consolidated net earnings of $713.9 million, or $2.22 per diluted share, for the full year 2014. A reconciliation of Adjusted Net Earnings to Net Loss Attributable to Nucor Stockholders for the fourth quarter of 2015 is as follows:

	Reconciliation Between Adjusted Net Earnings and Net Loss (unaudited)
	for the 13 weeks ended December 31, 2015

		Diluted Per Share Effect
	Amount (in thousands)	(net of tax)

Adjusted net earnings	$ 144,718	$ 0.46

Impairment charges:
Duferdofin-Nucor	153,000	0.48
Louisiana blast furnace assets	84,133	0.17
Total gross impairment charges	237,133	0.65
Tax benefit	(30,393)
Net impairment charges	206,740

Net loss attributable
to Nucor stockholders	$ (62,022)	$ (0.19)

In our 2015 third quarter Form 10-Q, we noted that "steel market conditions in Europe have continued to be challenging through the third quarter of 2015, and, therefore, it is reasonably possible that material deviation of future performance from the estimates used in our most recent valuation could result in impairment of our investment in Duferdofin Nucor." Due to the recent operating performance and deteriorations in near-term financial projections, we assessed our equity method investment in Duferdofin Nucor S.r.l. for impairment in the fourth quarter of 2015. As a result of that assessment, we recorded a $153.0 million ($0.48 per diluted share) non-cash impairment charge related to our investment in the joint venture. The provision for income taxes is not affected by this impairment charge, which has caused Nucor's effective tax rate for the fourth quarter of 2015 to be unusually high. The team at Duferdofin Nucor S.r.l. has been working extremely hard at implementing new strategies that impact every aspect of its business. The core initiatives of these strategies are a relentless focus on production efficiency and cost reduction; a shift in product mix to increase shipments of value-added products such as engineered bar that have higher margins; and implementing and maintaining a progressive safety and environmental culture. We are already seeing positive results from these initiatives and believe the joint venture is positioning itself for profitability in the future.

Also during the fourth quarter of 2015, we determined that certain assets, the majority of which are engineering and equipment related to the current blast furnace project at our St. James Parish, Louisiana site will not be utilized. If we decide to proceed with a blast furnace at the site in the future, the project design will be evaluated at that time utilizing new equipment and engineering. As a result of this determination, we recorded an $84.1 million ($0.17 per diluted share) non-cash charge to write-down the entire amount of these capitalized assets. In our 2015 third quarter Form 10-Q, we noted that "changes to anticipated development activities at this site could result in full or partial impairment of these capitalized assets." Due to market conditions and overcapacity in the global and domestic steel industries, any decision to construct a redesigned blast furnace at the St. James Parish site will be made at a future date.

Earnings (loss) before income taxes and noncontrolling interests by segment were as follows for the fourth quarter and full year 2015 and 2014 (in thousands):

	Three Months (13 Weeks) Ended		Twelve Months (52 Weeks) Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Earnings (loss) before income
taxes and noncontrolling interests:
Steel mills	$ (46,611)	$ 405,714	$ 629,793	$ 1,594,352
Steel products	76,787	58,101	276,048	166,323
Raw materials	(161,160)	(8,456)	(283,938)	(29,053)
Corporate/eliminations	150,684	(104,133)	87,335	(527,045)
	$ 19,700	$ 351,226	$ 709,238	$ 1,204,577

Nucor's results include a $217.8 million credit ($0.41 per diluted share) to value inventories using the last-in, first-out (LIFO) method of accounting in the fourth quarter of 2015, compared with a credit of $137.0 million ($0.27 per diluted share) recorded in the third quarter of 2015 and a credit of $57.3 million ($0.11 per diluted share) for the fourth quarter and full year 2014. Nucor's full year LIFO credit was $466.8 million ($0.89 per diluted share) in 2015.

The third quarter of 2015 results were impacted by an out-of-period non-cash gain of $10.2 million ($0.03 per diluted share) related to a correction of deferred tax balances. The fourth quarter of 2014 results were impacted by approximately $8.9 million ($0.02 per diluted share) of inventory-related purchase accounting adjustments associated with the acquisition of Nucor Steel Gallatin and a $9.2 million ($0.03 per diluted share) out-of-period non-cash gain related to a correction to tax balances.

For the full year 2015, Nucor's consolidated net sales decreased 22% to $16.44 billion, compared with $21.11 billion for 2014. Total tons shipped to outside customers were 22,680,000, a decrease of 11% from the full year 2014.

Nucor's consolidated net sales decreased 18% to $3.46 billion in the fourth quarter of 2015 compared with $4.23 billion in the third quarter of 2015 and decreased 31% compared with $5.00 billion in the fourth quarter of 2014. Average sales price per ton decreased 6% from the third quarter of 2015 and decreased 18% from the fourth quarter of 2014. Total tons shipped to outside customers were 5,107,000 tons in the fourth quarter of 2015, a 13% decrease from the third quarter of 2015 and a decrease of 16% from the fourth quarter of 2014. Total fourth quarter steel mill shipments decreased 14% from the third quarter of 2015 and decreased 16% from the fourth quarter of 2014. Fourth quarter downstream steel products shipments to outside customers decreased 13% from the third quarter of 2015 and increased 1% over the fourth quarter of 2014.

The average scrap and scrap substitute cost per ton used for the full year 2015 was $270, a 29% decrease from $381 in 2014. The average scrap and scrap substitute cost per ton used in the fourth quarter of 2015 was $219, a decrease of 16% from $262 in the third quarter of 2015 and 40% from $363 in the fourth quarter of 2014.

Overall operating rates at our steel mills decreased to 68% for the full year 2015 from 78% for the full year 2014. Steel mill utilization rates in the fourth quarter (63%) decreased compared to the third quarter of 2015 (69%) and the fourth quarter of 2014 (76%).

For the full year 2015, total steel mill energy costs for natural gas and electricity decreased approximately $3 per ton from the prior year primarily due to lower natural gas and electricity unit costs. In the fourth quarter of 2015, total steel mill energy costs decreased approximately $4 per ton from the third quarter of 2015 and decreased approximately $4 per ton from the fourth quarter of 2014 due to lower electricity and natural gas unit costs.

Our liquidity position remains strong with $2.04 billion in cash and cash equivalents and short-term investments and an untapped $1.5 billion revolving credit facility that does not expire until August 2018. Cash provided by operating activities for 2015 was robust at $2.16 billion compared to $1.34 billion in 2014.

In December, Nucor's board of directors declared a cash dividend of $0.375 per share payable on February 11, 2016 to stockholders of record on December 31, 2015. This dividend is Nucor's 171st consecutive quarterly cash dividend, and it marks 43 consecutive years of an increased base dividend.

Also in December, we repurchased approximately 1.7 million shares of the company's common stock for an average share price of $39.96 under the recently announced share repurchase program. In September, Nucor's board of directors approved the repurchase of up to $900 million of the company's common stock. The December repurchases were the first under the new program.

Operating performance at the steel mills segment in the fourth quarter of 2015 decreased from the third quarter of 2015 due to lower average selling prices and decreased volumes. The steel mills segment was also negatively impacted by the cost of working through higher priced scrap, work-in-process and finished goods inventories to begin the fourth quarter of 2015. Negative pricing trends and low volumes are due to continued deterioration in global steel markets amplified by global excess capacity and historically high import levels. Although the trade remedy process has not moved as quickly as we would like, we believe that preliminary antidumping and countervailing duties and affirmative critical circumstances findings in the steel sheet cases should have a positive impact on domestic sheet mills in the first half of 2016. Nonresidential construction markets, although improved from 2014, are beginning to slow mainly due to seasonal factors. Energy, heavy equipment and agricultural markets remain weak. The automotive market remains strong.

The performance of our downstream products segment decreased from the third quarter of 2015 due to typical fourth quarter seasonality, but increased from the fourth quarter of 2014. This improved performance compared to the prior year reflects the gradual improvement in nonresidential construction markets.

We experienced lower performance in the raw materials segment in the fourth quarter compared to the third quarter of 2015 due to lower scrap and metallic commodity prices causing margin compression at our scrap processing businesses. During the fourth quarter of 2015, we completed a planned maintenance outage at Nucor Steel Louisiana. However, due to market conditions, the Louisiana direct reduced iron (DRI) facility did not immediately resume operations after completion of the planned maintenance outage. Nucor Steel Louisiana has recently resumed operations and is producing DRI at a high quality level.

We currently expect a LIFO expense of $13.5 million ($0.03 per diluted share) in the first quarter of 2016. We anticipate some improvement in the steel mills segment in the first quarter of 2016 compared to the fourth quarter of 2015 due to a lower average cost of inventory to begin the first quarter and a modest improvement in market conditions. Positive market factors include a small decline in import volumes and more balanced inventory levels at service center customers. The profitability of our downstream products segment in the first quarter of 2016 is expected to decrease from the fourth quarter of 2015 as typical winter seasonality has its greatest impact on nonresidential construction markets in the first quarter. Conditions in nonresidential construction markets will improve as we enter the construction season in the second quarter, and we expect another strong year in 2016 for this segment. We anticipate some slight improvement in the performance of the raw materials segment in the first quarter of 2016 primarily due to the absence of the maintenance outage at Nucor Steel Louisiana that occurred in the fourth quarter of 2015 and improved margins in our scrap recycling business. However, market conditions in the raw materials segment will continue to be extremely challenging due to the overall depressed and volatile levels of pricing for raw materials.

Nucor and its affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; steel grating; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Certain statements contained in this news release are "forward-looking statements" that involve risks and uncertainties. The words "believe," "expect," "project," "will," "should," "could" and similar expressions are intended to identify those forward-looking statements. Factors that might cause the Company's actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) competitive pressure on sales and pricing, including competition from imports and substitute materials; (2) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (3) market demand for steel products; and (4) energy costs and availability. These and other factors are discussed in Nucor's regulatory filings with the Securities and Exchange Commission, including those in Nucor's fiscal 2014 Annual Report on Form 10-K, Item 1A. Risk Factors. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor's conference call in which management will discuss Nucor's fourth quarter results on January 28, 2016 at 2:00 p.m. eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

TONNAGE DATA
(in thousands)

	Quarter Ended December 31,			Year Ended December 31,
	2015	2014	Percentage Change	2015	2014	Percentage Change
Steel mills production	4,398	5,205	-16%	19,294	21,135	-9%
Steel mills total shipments	4,459	5,317	-16%	19,860	21,967	-10%

Sales tons to outside customers:
Steel mills	3,823	4,584	-17%	17,006	18,681	-9%
Joist	117	104	13%	427	421	1%
Deck	110	95	16%	401	396	1%
Cold finished	95	104	-9%	449	504	-11%
Fabricated concrete
reinforcing steel	265	283	-6%	1,190	1,185	-
Other	697	900	-23%	3,207	4,226	-24%
	5,107	6,070	-16%	22,680	25,413	-11%

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,

	2015	2014	2015	2014

Net sales	$ 3,456,713	$ 5,003,753	$ 16,439,276	$ 21,105,141

Costs, expenses and other:
Cost of products sold	3,073,875	4,489,882	14,858,014	19,198,615
Marketing, administrative and other expenses	89,197	123,500	458,989	520,805
Equity in earnings of
unconsolidated affiliates	(4,779)	(3,477)	(5,329)	(13,505)
Impairments and losses on assets	237,133	3,847	244,833	25,393
Interest expense, net	41,587	38,775	173,531	169,256
	3,437,013	4,652,527	15,730,038	19,900,564
Earnings before income taxes and
noncontrolling interests	19,700	351,226	709,238	1,204,577
Provision for income taxes	34,988	106,268	213,154	388,787
Net (loss) earnings	(15,288)	244,958	496,084	815,790
Earnings attributable to
noncontrolling interests	46,734	34,531	138,425	101,844
Net (loss) earnings attributable to
Nucor stockholders	$ (62,022)	$ 210,427	$ 357,659	$ 713,946

Net (loss) earnings per share:
Basic	($0.19)	$0.66	$1.11	$2.22
Diluted	($0.19)	$0.65	$1.11	$2.22

Average shares outstanding:
Basic	320,629	320,157	320,565	319,838
Diluted	320,687	320,449	320,693	320,127

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	Dec. 31, 2015	Dec. 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$ 1,939,469	$ 1,024,144
Short-term investments	100,000	100,000
Accounts receivable, net	1,383,823	2,068,298
Inventories, net	2,145,444	2,745,032
Other current assets	185,644	504,414

Total current assets	5,754,380	6,441,888

Property, plant and equipment, net	4,891,153	5,287,639

Goodwill	2,011,278	2,068,664

Other intangible assets, net	770,672	862,093

Other assets	822,916	955,643

Total assets	$ 14,250,399	$ 15,615,927

LIABILITIES
Current liabilities:
Short-term debt	$ 51,315	$ 207,476
Long-term debt due within one year	-	16,335
Accounts payable	566,527	993,872
Salaries, wages and related accruals	289,004	352,488
Accrued expenses and other current liabilities	478,327	527,605

Total current liabilities	1,385,173	2,097,776

Long-term debt due after one year	4,360,600	4,360,600

Deferred credits and other liabilities	718,613	1,082,433

Total liabilities	6,464,386	7,540,809

EQUITY
Nucor stockholders' equity:
Common stock	151,426	151,237
Additional paid-in capital	1,918,970	1,883,356
Retained earnings	7,255,972	7,378,214
Accumulated other comprehensive loss,
net of income taxes	(351,362)	(145,708)
Treasury stock	(1,558,128)	(1,494,629)
Total Nucor stockholders' equity	7,416,878	7,772,470

Noncontrolling interests	369,135	302,648

Total equity	7,786,013	8,075,118

Total liabilities and equity	$ 14,250,399	$ 15,615,927

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Twelve Months (52 Weeks) Ended

	Dec. 31, 2015	Dec. 31, 2014

Operating activities:
Net earnings	$ 496,084	$ 815,790
Adjustments:
Depreciation	625,757	652,000
Amortization	74,260	72,423
Stock-based compensation	45,794	46,384
Deferred income taxes	(82,518)	90,864
Distributions from affiliates	15,132	53,738
Equity in earnings of unconsolidated affiliates	(5,329)	(13,505)
Impairments and losses on assets	244,833	25,393
Changes in assets and liabilities (exclusive of
acquisitions and dispositions):
Accounts receivable	655,489	(179,181)
Inventories	593,830	(45,963)
Accounts payable	(438,788)	(111,859)
Federal income taxes	62,656	(111,687)
Salaries, wages and related accruals	(56,267)	67,973
Other operating activities	(73,890)	(19,472)

Cash provided by operating activities	2,157,043	1,342,898

Investing activities:
Capital expenditures	(374,123)	(667,982)
Investment in and advances to affiliates	(80,409)	(97,841)
Repayment of advances to affiliates	-	122,000
Disposition of plant and equipment	29,390	36,563
Acquisitions (net of cash acquired)	(19,089)	(768,581)
Purchases of investments	(111,927)	(100,000)
Proceeds from the sale of investments	111,452	27,529
Other investing activities	3,010	10,250

Cash used in investing activities	(441,696)	(1,438,062)

Financing activities:
Net change in short-term debt	(155,816)	178,308
Repayment of long-term debt	(16,300)	(5,358)
Issuance of common stock	423	5,614
Excess tax benefits from stock-based compensation	2,000	3,400
Distributions to noncontrolling interests	(71,938)	(63,705)
Cash dividends	(479,432)	(475,123)
Acquisition of treasury stock	(66,505)	-
Other financing activities	(2,183)	(2,183)

Cash used in financing activities	(789,751)	(359,047)

Effect of exchange rate changes on cash	(10,271)	(4,897)

Increase (decrease) in cash and cash equivalents	915,325	(459,108)

Cash and cash equivalents - beginning of year	1,024,144	1,483,252

Cash and cash equivalents - end of year	$ 1,939,469	$ 1,024,144

Non-cash investing activity:
Change in accrued plant and equipment purchases	$ (9,355)	$ (99,115)

CONTACT: For Investor/Analyst Inquiries: Gregg Lucas 704-972-1841, For Media Inquiries: Katherine Miller 704-353-9015